Exhibit 99.1

Company Contacts:                                BioNovo, Inc.
                                                 Jim Stapleton
                                                 Chief Financial Officer
                                                 Phone: 510.601.2000
                                                 jim@bionovo.com

                                                 For BioNovo, Inc.
                                                 Antima "Taz" Sadhukhan
                                                 Investor Relations Group
                                                 Phone: 212.825.3210


                BROOKS CORBIN JOINS BIONOVO'S BOARD OF DIRECTORS

Emeryville, CA (April 12 2006) -- Bionovo Inc. (OTC Bulletin Board: BNVI) has appointed Brooks Corbin to the company's Board of Directors. The addition of Mr. Corbin expands the Board to six members and further strengthens the company's base of business experts who can help advance the company's future growth.

Mr. Corbin is a seasoned operational and business development financial executive. Mr. Corbin is the CFO of Dynamic Healthcare Systems, which provides services and products that help health care plans and organizations that provide Medicare services solve their operational, compliance and revenue management challenges. Mr. Corbin has been the first CFO for four companies that all have successfully reached profitability, leading them to profitable exit opportunities for the investors. Mr. Corbin holds an MBA from UCLA Anderson School of Management, bachelor's degrees in Economics and International Relations from Stanford University and is a CPA, and CFA (Chartered Financial Analyst).

"We are honored that Brooks has agreed to join our Board of Directors. His knowledge and expertise in business will complement Bionovo's current Board," said Isaac Cohen, chief executive officer of Bionovo.

Bionovo, Inc.
Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company is working simultaneously on two distinct discovery approaches, one focusing on pro-apoptotic agents for cancer and a second, in the area of selective estrogen receptor modulators (SERMS) to treat severe menopausal symptoms. The company's lead candidate drug, MF101 is in Phase 2 clinical testing and a second drug, BZL101, designed to treat advanced breast cancer is ready to enter Phase 2. The company is developing its products in close collaboration with leading U.S. academic research centers including the University of California, San Francisco; University of Colorado Health Sciences Center; University of California, Berkeley; and the University of Texas, Southwestern. For further information please visit: www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


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